Exhibit 99.1

CVRx Reports First Quarter 2025 Financial and Operating Results

MINNEAPOLIS, May 8, 2025 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the first quarter of 2025.

Recent Highlights

•	Total revenue for the first quarter 2025 was $12.3 million, an increase of 15% over the prior year quarter
•	U.S. Heart Failure (HF) revenue for the first quarter of 2025 was $11.1 million, an increase of 14% over the prior year quarter
•	Active implanting centers in the U.S. grew to 227, an increase of 19% since March 31, 2024
•	Real-world evidence presented at the 2025 THT conference and published in the Journal of Cardiac Failure demonstrated large and statistically significant reductions in hospital visits for patients treated with Barostim

"We're encouraged about the momentum building in our business as we move into the second quarter," said Kevin Hykes, President and Chief Executive Officer of CVRx. "While revenue growth in the first quarter didn't meet our expectations, we added a significant number of new sales representatives, and are very pleased with the talent we have attracted to the organization. As these reps are still in the early stages of building their territories, we expect their contributions to grow as the year progresses. We continue to support these commercial initiatives by advancing our growing body of clinical evidence, highlighted by our recently published hospitalization data from the Premier Healthcare Database, which further reinforced Barostim's value proposition in the treatment of heart failure patients."

First Quarter 2025 Financial and Operating Results

Revenue was $12.3 million for the three months ended March 31, 2025, an increase of $1.6 million, or 15%, over the three months ended March 31, 2024.

Revenue generated in the U.S. was $11.2 million for the three months ended March 31, 2025, an increase of $1.4 million, or 14%, over the three months ended March 31, 2024. HF revenue in the U.S. totaled $11.1 million and $9.7 million for the three months ended March 31, 2025 and 2024, respectively. HF revenue units in the U.S. totaled 353 and 319 for the three months ended March 31, 2025 and 2024, respectively. The increases were primarily driven by continued growth in the U.S. HF business as a result of the expansion into new sales territories, new accounts, and increased physician and patient awareness of Barostim.

As of March 31, 2025, the Company had a total of 227 active implanting centers in the U.S., as compared to 223 as of December 31, 2024. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. The number of sales territories in the U.S. decreased by three to a total of 45 during the three months ended March 31, 2025.

Revenue generated in Europe was $1.1 million for the three months ended March 31, 2025, an increase of $0.2 million, or 23%, over the three months ended March 31, 2024. Total revenue units in Europe increased to 59 for the three months ended March 31, 2025 from 44 in the prior year period. The number of sales territories in Europe remained consistent at five for the three months ended March 31, 2025.

Gross profit was $10.3 million for the three months ended March 31, 2025, an increase of $1.2 million, or 13%, over the three months ended March 31, 2024. Gross margin was 84% and 85% for the three months ended March 31, 2025 and March 31, 2024, respectively.

R&D expenses decreased $0.5 million, or 18%, to $2.5 million for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. This change was driven by a $0.4 million decrease in consulting expenses and a $0.1 million decrease in non-cash stock-based compensation expense.

SG&A expenses decreased $7.1 million, or 25%, to $21.2 million for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. This change was primarily driven by an $8.6 million decrease in non-cash stock-based compensation expense, partially offset by a $1.6 million increase in compensation expenses, mainly as a result of increased headcount. Approximately $8.4 million of the non-cash stock-based compensation expense for the three months ended March 31, 2024 was related to the previously disclosed modification of stock options held by the former Chief Executive Officer in connection with his retirement in the first quarter of 2024.

Interest expense increased $0.5 million for the three months ended March 31, 2025, compared to the three months ended March 31, 2024, driven by the increased borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net increased $0.1 million for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. This increase was primarily driven by increased interest income on our interest-bearing accounts.

Net loss was $13.8 million, or $0.53 per share, for the three months ended March 31, 2025, compared to a net loss of $22.2 million, or $1.04 per share, for the three months ended March 31, 2024. Net loss per share was based on 25.9 million weighted average shares outstanding for three months ended March 31, 2025 and 21.2 million weighted average shares outstanding for the three months ended March 31, 2024.

As of March 31, 2025, cash and cash equivalents were $102.7 million. Net cash used in operating and investing activities was $12.9 million for the three months ended March 31, 2025 as compared to $11.8 million for the three months ended March 31, 2024. For the three months ended March 31, 2025, the Company issued 543,462 shares of common stock for gross proceeds of $9.5 million under its at-the-market offering.

Real-World Evidence Supporting Barostim

In February 2025, CVRx announced compelling real-world evidence demonstrating significant healthcare utilization reductions with Barostim. Research presented at the Technology and Heart Failure Therapeutics (THT) conference and published simultaneously in the Journal of Cardiac Failure was conducted using data from the Premier Healthcare Database, a large all-payer database that includes information from more than 1,300 institutions. Comparisons were performed for the 306 Barostim patients identified in the data set for the 12 months prior to Barostim implant and for an average of almost two years post-implant. The analysis showed an 85% reduction in heart failure hospital visits, an 84% reduction in cardiovascular hospital visits, and an 86% reduction in all-cause hospital visits in patients following Barostim implantation.

Business Outlook

For the full year of 2025, the Company now expects:

•	Total revenue between $55.0 million and $58.0 million;
•	Gross margin between 83% and 84%;
•	Operating expenses between $95.0 million and $98.0 million.

For the second quarter of 2025, the Company expects to report total revenue between $13.0 million and $14.0 million.

Webcast and Conference Call Information

The Company will host a conference call to review its results at 4:30 p.m. Eastern Time today. A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-800-445-7795 for U.S. callers, or 1-785-424-1699 for international callers, approximately ten minutes prior to the start time. Please reference the following conference ID to access the call: CVRXQ125.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has also received the CE Mark for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and second quarter 2025 results), our anticipated growth strategies, anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to continue demonstrating to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com

CVRx, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$102,668	$105,933
Accounts receivable, net of allowances of $810 and $780, respectively	9,012	9,268
Inventory	11,672	12,107
Prepaid expenses and other current assets	2,782	2,505
Total current assets	126,134	129,813
Property and equipment, net	2,435	2,505
Operating lease right-of-use asset	994	1,069
Other non-current assets	26	27
Total assets	$129,589	$133,414
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,751	$2,582
Accrued expenses	5,757	8,180
Total current liabilities	8,508	10,762
Long-term debt	49,332	49,273
Operating lease liability, non-current portion	802	877
Other long-term liabilities	1,587	1,447
Total liabilities	60,229	62,359
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of March 31, 2025 and December 31, 2024; 26,051,992 and 25,324,684 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	261	253
Additional paid-in capital	620,416	608,354
Accumulated deficit	(551,112)	(537,346)
Accumulated other comprehensive loss	(205)	(206)
Total stockholders’ equity	69,360	71,055
Total liabilities and stockholders’ equity	$129,589	$133,414

CVRx, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Revenue	$12,348	$10,770
Cost of goods sold	2,036	1,615
Gross profit	10,312	9,155
Operating expenses:
Research and development	2,517	3,057
Selling, general and administrative	21,232	28,330
Total operating expenses	23,749	31,387
Loss from operations	(13,437)	(22,232)
Interest expense	(1,457)	(960)
Other income, net	1,123	1,044
Loss before income taxes	(13,771)	(22,148)
Benefit (provision) for income taxes	5	(38)
Net loss	(13,766)	(22,186)
Cumulative translation adjustment	—	(3)
Comprehensive loss	$(13,766)	$(22,189)
Net loss per share, basic and diluted	$(0.53)	$(1.04)
Weighted-average common shares used to compute net loss per share, basic and diluted	25,876,062	21,232,009